Exhibit 99
FOR IMMEDIATE RELEASE
Dec. 17, 2025
General Mills Reports Fiscal 2026 Second-quarter Results and Reaffirms Full-year Outlook

•As expected, second-quarter and six-month results included significant impacts from investments to improve brand remarkability, the North American yogurt divestitures, and an unfavorable trade expense timing comparison
•Net sales of $4.9 billion were down 7 percent, including a 6-point headwind from the net impact of divestitures and acquisitions; organic net sales¹ were down 1 percent
•Operating profit of $728 million was down 32 percent; adjusted operating profit of $848 million was down 20 percent in constant currency
•Diluted earnings per share (EPS) of $0.78 were down 45 percent; adjusted diluted EPS of $1.10 was down 21 percent in constant currency

1Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.
MINNEAPOLIS (December 17, 2025) – General Mills, Inc. (NYSE: GIS) today reported results for its second quarter ended November 23, 2025. Results for the quarter and six-month period included the previously expected impacts of investments to improve brand remarkability, the North American yogurt divestitures, and an unfavorable trade expense timing comparison from fiscal 2025.
“Our team continued to execute exceptionally well in a volatile operating environment, delivering results ahead of our expectations in the second quarter,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Our investments in remarkability are working, helping restore organic volume growth in North America Retail this quarter and driving strong competitiveness across each of our segments. With improved momentum in the first half and confidence in our plans to drive further improvement in the rest of the year, we are reaffirming our full-year fiscal 2026 outlook.”
In fiscal 2026, General Mills is investing in its brands to restore volume-driven organic net sales growth, with initiatives that touch all elements of the Company’s Remarkable Experience Framework: product, packaging, brand communication, omnichannel execution, and consumer value. This includes strong innovation plans that are expected to generate a 25 percent increase in sales from new products in fiscal 2026. The investments in remarkability are initially driving improved pound growth and market share results. The Company expects to return to dollar growth after the initial price investment phase, as improved remarkability for consumers drives pound growth with favorable price/mix. The combination of these growth investments, divested earnings from the North American Yogurt divestitures, and normalization of corporate incentive expense is expected to be a headwind to operating profit and EPS in fiscal 2026, but position the Company for stronger, more sustainable, and more profitable growth over the long term.

Second Quarter Results Summary
•Net sales were down 7 percent to $4.9 billion, including a 6-point headwind from the net impact of divestitures and acquisitions. Organic net sales were down 1 percent, driven by unfavorable organic net price realization and mix.
•Gross margin was down 210 basis points to 34.8 percent of net sales, driven by higher input costs and unfavorable mark-to-market effects, partially offset by the favorable impact of net price realization and mix to gross margin, largely due to a product mix benefit from the North American Yogurt divestitures. Adjusted gross margin was down 150 basis points to 34.8 percent of net sales, driven by higher input costs, partially offset by the favorable impact of net price realization and mix to gross margin, including the product mix benefit from the yogurt divestitures.
•Operating profit of $728 million was down 32 percent, driven primarily by lower gross profit dollars and higher restructuring, transformation, impairment, and other exit costs. Operating profit margin of 15.0 percent was down 560 basis points. Adjusted operating profit of $848 million was down 20 percent in constant currency, driven by lower adjusted gross profit dollars. Adjusted operating profit margin was down 290 basis points to 17.4 percent.
•Net earnings attributable to General Mills of $413 million were down 48 percent and diluted EPS was down 45 percent to $0.78, driven primarily by lower operating profit, lower after-tax earnings from joint ventures, and a higher effective tax rate, partially offset by lower net shares outstanding. Adjusted diluted EPS of $1.10 was down 21 percent in constant currency, driven primarily by lower adjusted operating profit and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Six Month Results Summary
•Net sales of $9.4 billion were down 7 percent, including a 5-point headwind from the net impact of divestitures and acquisitions. Organic net sales were down 2 percent.
•Gross margin was down 150 basis points to 34.4 percent of net sales, driven by higher input costs, partially offset by the favorable impact of net price realization and mix to gross margin, including the product mix benefit from the yogurt divestitures. Adjusted gross margin was down 140 basis points to 34.5 percent of net sales.
•Operating profit of $2.45 billion was up 29 percent, driven primarily by a $1.05 billion gain on divestitures, partially offset by lower gross profit dollars and higher restructuring, transformation, impairment, and other exit costs. Operating profit margin of 26.2 percent was up 730 basis points. Adjusted operating profit of $1.6 billion was down 19 percent in constant currency, driven by lower adjusted gross profit dollars. Adjusted operating profit margin was down 250 basis points to 16.6 percent.
•Net earnings attributable to General Mills of $1.6 billion were up 18 percent and diluted EPS was up 22 percent to $3.00, driven primarily by higher operating profit and lower net shares outstanding, partially offset by lower after-tax earnings from joint ventures and a higher effective tax rate. Adjusted diluted EPS of $1.96 was down 21 percent in constant currency, driven primarily by lower adjusted operating profit and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Operating Segment Results
•The following transactions impacted the comparability of year-to-date financial results between fiscal 2025 and fiscal 2026: the divestiture of the U.S. Yogurt business in the first quarter of fiscal 2026, the divestiture of the Canada Yogurt business in the third quarter of fiscal 2025, and the acquisition of the North American Whitebridge Pet Brands business in the third quarter of fiscal 2025.
•Tables may not foot due to rounding.

Components of Fiscal 2026 Reported Net Sales Growth
Second Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(16) pts	3 pts	--	(13)%
North America Pet	3 pts	7 pts	--	11%
North America Foodservice	(6) pts	(1) pt	--	(8)%
International	4 pts	--	2 pts	6%
Total	(9) pts	1 pt	--	(7)%

Six Months
North America Retail	(16) pts	3 pts	--	(13)%
North America Pet	2 pts	6 pts	--	8%
North America Foodservice	(4) pts	(1) pt	--	(6)%
International	1 pt	3 pts	2 pts	6%
Total	(8) pts	1 pt	--	(7)%

Components of Fiscal 2026 Organic Net Sales Growth
Second Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	1 pt	(4) pts	(3)%	--	(10) pts	(13)%
North America Pet	(2) pts	2 pts	1%	--	10 pts	11%
North America Foodservice	(2) pts	1 pt	Flat	--	(7) pts	(8)%
International	4 pts	--	4%	2 pts	--	6%
Total	--	(2) pts	(1)%	--	(6) pts	(7)%

Six Months
North America Retail	--	(4) pts	(4)%	--	(9) pts	(13)%
North America Pet	(3) pts	1 pt	(2)%	--	10 pts	8%
North America Foodservice	(1) pt	1 pt	Flat	--	(6) pts	(6)%
International	1 pt	3 pts	4%	2 pts	--	6%
Total	--	(2) pts	(2)%	--	(5) pts	(7)%

Fiscal 2026 Segment Operating Profit Growth
Second Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(21)%	(21)%
North America Pet	(12)%	(12)%
North America Foodservice	(12)%	(12)%
International	19%	30%
Total	(18)%	(18)%

Six Months
North America Retail	(22)%	(22)%
North America Pet	(9)%	(9)%
North America Foodservice	(8)%	(8)%
International	111%	107%
Total	(17)%	(17)%

North America Retail Segment
Second-quarter net sales for General Mills’ North America Retail segment were down 13 percent to $2.9 billion, including a 10-point headwind from the North American Yogurt divestitures. Net sales were down double digits for the Big G Cereal & Canada operating unit, down mid-single digits for U.S. Snacks, and down low-single digits for U.S. Meals & Baking Solutions. Organic net sales were down 3 percent. Increased consumer value, innovation, and product news drove strong pound competitiveness in the quarter, with the segment holding or gaining pound share in 8 of its top 10 U.S. categories. Retail sales growth and market share in pounds were stronger than in dollars in the quarter, as expected, due to investments to address key price cliffs and price gaps in selected categories. Segment operating profit of $682 million was down 21 percent as reported and in constant currency, due primarily to lower volume, including the impact of the yogurt divestitures.
Through six months, North America Retail segment net sales were down 13 percent to $5.5 billion, including a 9-point headwind from divestitures. Organic net sales were down 4 percent. Segment operating profit of $1.2 billion was down 22 percent as reported and in constant currency, driven primarily by lower volume, including the impact of the yogurt divestitures.

North America Pet Segment
Second-quarter net sales for the North America Pet segment were up 11 percent to $660 million, including a 10-point benefit from the North American Whitebridge Pet Brands acquisition. Net sales were up double digits for both cat food and pet treats, and were down low-single digits for dog food. Organic net sales were up 1 percent. The segment generated all-channel retail sales growth of approximately 1 percent and held share in the quarter. Segment operating profit of $123 million was down 12 percent, driven by higher input costs and higher selling, general, and administrative (SG&A) expenses, including investments to support the launch of Love Made Fresh, partially offset by favorable net price realization and mix and higher volume.
Through six months, North America Pet segment net sales were up 8 percent to $1.3 billion, including a 10-point benefit from the North American Whitebridge Pet Brands acquisition. Organic net sales were down 2 percent. Segment operating profit was down 9 percent to $236 million, driven by higher input costs and higher SG&A expenses, partially offset by favorable net price realization and mix and higher volume.

North America Foodservice Segment
Second-quarter net sales for the North America Foodservice segment were down 8 percent to $582 million, including a 7-point headwind from the yogurt divestitures. Organic net sales essentially matched year-ago levels, with growth in frozen baked goods, cereal, and frozen meals offset by a decline in bakery flour, including a 3-point headwind from index pricing. The segment delivered another quarter of strong competitiveness, holding or gaining share in 88 percent of its priority businesses. Segment operating profit was down 12 percent to $105 million, driven by the headwind from the yogurt divestitures, partially offset by growth on the remaining business.
Through six months, North America Foodservice net sales were down 6 percent to $1.1 billion, including a 6-point headwind from the yogurt divestitures. Organic net sales essentially matched year-ago levels. Segment operating profit was down 8 percent to $175 million, reflecting the headwind from the yogurt divestitures, partially offset by growth on the remaining business.

International Segment
Second-quarter net sales for the International segment increased 6 percent to $729 million, including a 2-point benefit from foreign currency exchange. Organic net sales were up 4 percent, driven by growth in Brazil, China, India, and North Asia. The segment maintained its strong competitive performance, holding or gaining share in 54 percent of its priority businesses. Segment operating profit of $28 million was up 19 percent as reported and up 30 percent in constant currency, driven primarily by favorable net price realization and mix and higher volume, partially offset by higher SG&A expenses.
Through six months, International net sales were up 6 percent to $1.5 billion, including a 2-point benefit from foreign currency exchange. Organic net sales were up 4 percent. Segment operating profit more than doubled to $94 million, driven primarily by favorable net price realization and mix, partially offset by higher SG&A expenses.

Joint Venture Summary
Second-quarter constant-currency net sales were down 1 percent for Cereal Partners Worldwide (CPW) and essentially matched year-ago levels for Häagen-Dazs Japan (HDJ). Combined after-tax loss from joint ventures totaled $60 million in the quarter, compared to after-tax earnings of $30 million in the prior year, driven by the Company’s $85 million pre-tax share of a non-cash goodwill impairment charge related to the CPW Australia market.

Other Income Statement Items
Second-quarter unallocated corporate items totaled $88 million net expense in fiscal 2026 compared to $65 million net expense a year ago (please see Note 4 below for more information on these expenses). Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $91 million net expense this year compared to $80 million net expense a year ago.
Restructuring, transformation, impairment, and other exit costs totaled $122 million in the second quarter compared to $1 million a year ago (please see Note 3 below for more information on these charges).
Net interest expense totaled $126 million in the second quarter compared to $125 million a year ago. The effective tax rate in the quarter was 23.3 percent compared to 20.1 percent last year (please see Note 6 below for more information on our effective tax rate). The second-quarter adjusted effective tax rate was 23.3 percent compared to 20.1 percent a year ago, driven primarily by unfavorable earnings mix by jurisdiction in fiscal 2026 and certain non-recurring discrete tax benefits in fiscal 2025.

Cash Flow Generation and Cash Returns
Cash provided by operating activities totaled $1.2 billion through six months of fiscal 2026 compared to $1.8 billion a year ago, driven primarily by lower net earnings excluding the pre-tax gain on divestitures, partially offset by the change in after-tax joint venture earnings and the change in restructuring, transformation, impairment, and other exit costs. Capital investments totaled $253 million compared to $301 million a year ago. Dividends paid totaled $659 million compared to $676 million a year ago. The Company’s share repurchase activity through six months of fiscal 2026 totaled $500 million compared to $600 million in share repurchases a year ago. Average diluted shares outstanding in the first half decreased 4 percent to 540 million.

Fiscal 2026 Outlook
General Mills’ top priority in fiscal 2026 is to restore volume-driven organic net sales growth. The Company expects category growth to be below its long-term projections, reflecting less benefit from price/mix amid a continued challenging consumer backdrop. To strengthen its categories and market share performance, the Company is increasing investment in consumer value, product news, innovation, and brand building, guided by its Remarkable Experience Framework. This includes a significant strategic investment to launch Blue Buffalo into the fast-growing U.S. fresh pet food sub-category. The Company expects the combination of these growth investments, input cost inflation (including the impact of tariffs), and normalization of corporate incentive expense will outpace its expectation for Holistic Margin Management cost savings of 5 percent of cost of goods sold, $100 million in global transformation and other efficiency savings, and benefits from a 53rd week in fiscal 2026. Additionally, the Company expects the net impact of the North American Yogurt divestitures and the North American Whitebridge Pet Brands acquisition will reduce adjusted operating profit growth by approximately 5 points in fiscal 2026.
Based on the above assumptions, the Company reaffirmed its full-year fiscal 2026 financial targets²:
•Organic net sales are expected to range between down 1 percent and up 1 percent.
•Adjusted operating profit and adjusted diluted EPS are both expected to be down 10 to 15 percent in constant currency.
•Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.
•The net impact of divestitures, acquisitions, foreign currency exchange, and the 53rd week is expected to reduce full-year net sales growth by approximately 4 percent. Foreign currency exchange is not expected to have a material impact on adjusted operating profit or adjusted diluted EPS growth.

2Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, December 17, 2025, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2026 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: imposed and threatened tariffs by the United States and its trading partners; disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, tariffs, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts
(Investors) Jeff Siemon: +1-763-764-2301
(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 23, 2025	Nov. 24, 2024	% Change	Nov. 23, 2025	Nov. 24, 2024	% Change
Net sales	$4,860.8	$5,240.1	(7)%	$9,378.3	$10,088.2	(7)%
Cost of sales	3,168.3	3,309.0	(4)%	6,153.0	6,468.3	(5)%
Selling, general, and administrative expenses	842.4	852.0	(1)%	1,687.5	1,707.1	(1)%
Divestitures gain	—	—	NM	(1,054.4)	—	NM
Restructuring, transformation, impairment, and other exit costs	122.1	1.2	NM	138.4	3.4	NM
Operating profit	728.0	1,077.9	(32)%	2,453.8	1,909.4	29%
Benefit plan non-service income	(15.7)	(13.8)	14%	(30.8)	(27.7)	11%
Interest, net	125.9	124.6	1%	258.7	248.2	4%
Earnings before income taxes and after-tax (loss) earnings from joint ventures	617.8	967.1	(36)%	2,225.9	1,688.9	32%
Income taxes	143.9	194.8	(26)%	554.8	352.2	58%
After-tax (loss) earnings from joint ventures	(59.6)	30.0	NM	(52.8)	49.2	NM
Net earnings, including earnings attributable to noncontrolling interests	414.3	802.3	(48)%	1,618.3	1,385.9	17%
Net earnings attributable to noncontrolling interests	1.3	6.6	(80)%	1.1	10.3	(89)%
Net earnings attributable to General Mills	$413.0	$795.7	(48)%	$1,617.2	$1,375.6	18%
Earnings per share – basic	$0.78	$1.43	(45)%	$3.00	$2.46	22%
Earnings per share – diluted	$0.78	$1.42	(45)%	$3.00	$2.45	22%

	Quarter Ended			Six-Month Period Ended
	Nov. 23, 2025	Nov. 24, 2024	Basis Pt Change	Nov. 23, 2025	Nov. 24, 2024	Basis Pt Change
Comparisons as a % of net sales
Gross margin	34.8%	36.9%	(210)	34.4%	35.9%	(150)
Selling, general, and administrative expenses	17.3%	16.3%	100	18.0%	16.9%	110
Operating profit	15.0%	20.6%	(560)	26.2%	18.9%	730
Net earnings attributable to General Mills	8.5%	15.2%	(670)	17.2%	13.6%	360

	Quarter Ended			Six-Month Period Ended
	Nov. 23, 2025	Nov. 24, 2024	Basis Pt Change	Nov. 23, 2025	Nov. 24, 2024	Basis Pt Change
Adjusted comparisons as a % of net sales (a):
Adjusted gross margin	34.8%	36.3%	(150)	34.5%	35.9%	(140)
Adjusted operating profit	17.4%	20.3%	(290)	16.6%	19.1%	(250)
Adjusted net earnings attributable to General Mills	12.2%	15.0%	(280)	11.3%	13.8%	(250)
(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 23, 2025	Nov. 24, 2024	% Change	Nov. 23, 2025	Nov. 24, 2024	% Change
Net sales:
North America Retail	$2,883.3	$3,321.5	(13)%	$5,508.8	$6,338.1	(13)%
International	728.9	690.6	6%	1,489.1	1,407.6	6%
North America Pet	660.4	595.8	11%	1,270.4	1,171.9	8%
North America Foodservice	581.8	630.0	(8)%	1,098.5	1,166.2	(6)%
Total segment net sales	$4,854.4	$5,237.9	(7)%	$9,366.8	$10,083.8	(7)%
Corporate and other	6.4	2.2	191%	11.5	4.4	161%
Total net sales	$4,860.8	$5,240.1	(7)%	$9,378.3	$10,088.2	(7)%
Operating profit:
North America Retail	$682.3	$862.3	(21)%	$1,246.5	$1,608.0	(22)%
International	28.4	23.8	19%	94.1	44.7	111%
North America Pet	123.1	139.3	(12)%	236.0	258.7	(9)%
North America Foodservice	104.8	118.5	(12)%	175.4	190.0	(8)%
Total segment operating profit	$938.6	$1,143.9	(18)%	$1,752.0	$2,101.4	(17)%
Unallocated corporate items	88.5	64.8	37%	214.2	188.6	14%
Divestitures gain	—	—	NM	(1,054.4)	—	NM
Restructuring, transformation, impairment, and other exit costs	122.1	1.2	NM	138.4	3.4	NM
Operating profit	$728.0	$1,077.9	(32)%	$2,453.8	$1,909.4	29%

	Quarter Ended			Six-Month Period Ended
	Nov. 23, 2025	Nov. 24, 2024	Basis Pt Change	Nov. 23, 2025	Nov. 24, 2024	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	23.7%	26.0%	(230)	22.6%	25.4%	(280)
International	3.9%	3.4%	50	6.3%	3.2%	310
North America Pet	18.6%	23.4%	(480)	18.6%	22.1%	(350)
North America Foodservice	18.0%	18.8%	(80)	16.0%	16.3%	(30)
Total segment operating profit	19.3%	21.8%	(250)	18.7%	20.8%	(210)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Nov. 23, 2025	Nov. 24, 2024	May. 25, 2025
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$683.4	$2,292.8	$363.9
Receivables	1,892.6	1,781.9	1,795.9
Inventories	2,051.5	1,967.9	1,910.8
Prepaid expenses and other current assets	443.6	458.0	464.7
Assets held for sale	—	880.8	740.4
Total current assets	5,071.1	7,381.4	5,275.7
Land, buildings, and equipment	3,514.4	3,457.0	3,632.6
Goodwill	15,601.5	14,427.7	15,622.4
Other intangible assets	7,022.6	6,743.3	7,081.4
Other assets	1,339.4	1,386.7	1,459.0
Total assets	$32,549.0	$33,396.1	$33,071.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,934.1	$4,068.8	$4,009.5
Current portion of long-term debt	1,557.8	1,821.5	1,528.4
Notes payable	16.8	264.3	677.0
Other current liabilities	2,204.2	1,804.5	1,624.0
Liabilities held for sale	—	65.2	18.4
Total current liabilities	7,712.9	8,024.3	7,857.3
Long-term debt	12,160.2	12,435.8	12,673.2
Deferred income taxes	2,085.4	2,232.9	2,100.8
Other liabilities	1,261.7	1,253.9	1,228.6
Total liabilities	23,220.2	23,946.9	23,859.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,170.9	1,182.0	1,218.8
Retained earnings	22,550.8	21,340.3	21,917.8
Common stock in treasury, at cost, shares of 221.0, 202.4 and 212.2	(11,908.6)	(10,873.3)	(11,467.9)
Accumulated other comprehensive loss	(2,572.2)	(2,523.8)	(2,545.0)
Total stockholders’ equity	9,316.4	9,200.7	9,199.2
Noncontrolling interests	12.4	248.5	12.0
Total equity	9,328.8	9,449.2	9,211.2
Total liabilities and equity	$32,549.0	$33,396.1	$33,071.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 23, 2025	Nov. 24, 2024
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$1,618.3	$1,385.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	276.7	269.1
After-tax loss (earnings) from joint ventures	52.8	(49.2)
Distributions of earnings from joint ventures	26.9	23.1
Stock-based compensation	39.3	46.6
Deferred income taxes	51.6	(11.5)
Pension and other postretirement benefit plan contributions	(13.0)	(15.2)
Pension and other postretirement benefit plan costs	(13.7)	(6.5)
Divestitures gain	(1,054.4)	—
Restructuring, transformation, impairment, and other exit costs (recoveries)	96.8	(0.9)
Changes in current assets and liabilities, excluding the effects of the acquisition and divestitures	55.1	172.3
Other, net	79.9	(39.0)
Net cash provided by operating activities	1,216.3	1,774.7
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(253.1)	(301.2)
Acquisition, net of cash acquired	—	(7.7)
Proceeds from divestitures	1,803.4	—
Investments in affiliates, net	6.3	6.6
Proceeds from disposal of land, buildings, and equipment	2.4	0.9
Other, net	(20.1)	(4.5)
Net cash provided (used) by investing activities	1,538.9	(305.9)
Cash Flows - Financing Activities
Change in notes payable	(659.5)	254.3
Issuance of long-term debt	—	1,500.0
Payment of long-term debt	(581.0)	—
Proceeds from common stock issued on exercised options	0.3	33.8
Purchases of common stock for treasury	(500.1)	(600.4)
Dividends paid	(658.8)	(675.8)
Distributions to noncontrolling interest holders	(0.7)	(12.8)
Other, net	(34.4)	(77.0)
Net cash (used) provided by financing activities	(2,434.2)	422.1
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(16.1)
Increase in cash and cash equivalents	319.5	1,874.8
Cash and cash equivalents - beginning of year	363.9	418.0
Cash and cash equivalents - end of period	$683.4	$2,292.8
Cash Flows from changes in current assets and liabilities, excluding the effects of the acquisition and divestitures:
Receivables	$(93.7)	$(109.3)
Inventories	(143.0)	(169.5)
Prepaid expenses and other current assets	22.8	83.4
Accounts payable	(18.2)	266.4
Other current liabilities	287.2	101.3
Changes in current assets and liabilities	$55.1	$172.3
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)    During the first quarter of fiscal 2026, we completed the sale of our United States yogurt business to Groupe Lactalis S.A. and recorded a pre-tax gain of $1,046 million.

During the third quarter of fiscal 2025, we completed the sale of our Canada yogurt business to Sodiaal International and recorded a pre-tax gain of $96 million. In the first quarter of fiscal 2026, we recorded a sale price adjustment that resulted in an $8 million increase to the pre-tax gain.

During the third quarter of fiscal 2025, we acquired NX Pet Holding, Inc., representing Whitebridge Pet Brands’ North American premium cat feeding and pet treating business, for a purchase price of $1 billion (Whitebridge Pet Brands acquisition). We financed the transaction with cash on hand and new debt. We consolidated Whitebridge Pet Brands into our Consolidated Balance Sheets and recorded goodwill of $1,087 million, an indefinite-lived intangible asset for the Tiki Pets brand totaling $289 million, and a finite-lived customer relationship asset of $31 million. The goodwill is included in the North America Pet segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the business and we are continuing our review of these items during the measurement period. If new information is obtained about facts and circumstances that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to current estimates of those items. The consolidated results are reported in our North America Pet operating segment on a one-month lag. In the second quarter of fiscal 2026, we recorded adjustments to certain purchase accounting liabilities upon finalization of income tax returns that resulted in a $32 million decrease to goodwill.

(3)    Restructuring, transformation, and impairment charges are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 23, 2025	Nov. 24, 2024	Nov. 23, 2025	Nov. 24, 2024
Restructuring, transformation, impairment, and other exit costs	$122.1	$1.2	$138.4	$3.4
Cost of sales	3.0	0.1	5.0	0.8
Total restructuring, transformation, and impairment charges	$125.1	$1.3	$143.4	$4.2

In the second quarter of fiscal 2026, we recorded a $53 million non-cash impairment charge related to our Uncle Toby’s brand intangible asset.

In the second quarter of fiscal 2026, we approved a multi-year organizational initiative to increase the competitiveness of our supply chain. We expect to incur approximately $82 million of restructuring charges, of which approximately $17 million will be cash. These charges are expected to consist of approximately $64 million of asset write-offs and $18 million of other costs, including severance. We recognized $45 million of asset write-offs, including $42 million of impairment, and $5 million of severance and other benefit costs in the second quarter of fiscal 2026. The non-cash asset impairment charges to write down certain long-lived assets to their fair value were based on recently reported transactions for similar assets in the marketplace. We expect these actions to be completed by the end of fiscal 2029.

We recorded $22 million of restructuring and transformation charges in the second quarter of fiscal 2026 and $40 million of restructuring and transformation charges in the six-month period ended November 23, 2025, related to actions previously announced. We recorded $1 million of restructuring charges in the second quarter of fiscal 2025 and $4 million of restructuring charges in the six-month period ended November 24, 2024, related to restructuring actions previously announced. We expect these actions to be completed by the end of fiscal 2028.

(4)    Unallocated corporate expense totaled $88 million in the second quarter of fiscal 2026, compared to $65 million in the same period in fiscal 2025. In the second quarter of fiscal 2026, we recorded a $4 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $29 million net decrease in expense in the same period last year. Certain compensation and benefit related expenses increased in fiscal 2026 compared to fiscal 2025. In addition, we recorded $3 million of restructuring charges in cost of sales in the second quarter of fiscal 2026.

In the second quarter of fiscal 2026, we recorded $3 million of integration costs primarily related to the Whitebridge Pet Brands acquisition, compared to $2 million of integration costs during the same period last year related to the acquisition of a pet food business in Europe. We recorded $7 million of net gains related to valuation adjustments on certain corporate investments in the second quarter of fiscal 2026, compared to $3 million of net losses in the second quarter of fiscal 2025. In addition, we recorded $2 million of transaction costs related to the sale of our United States yogurt business in the second quarter of fiscal 2026, compared to $9 million of transaction costs related to the Whitebridge Pet Brands acquisition and the divestitures of our North American yogurt businesses in the same period last year.

Unallocated corporate expense totaled $214 million in the six-month period ended November 23, 2025, compared to $189 million in the same period in fiscal 2025. In the six-month period ended November 23, 2025, we recorded a $4 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $1 million net decrease in expense in the same period last year. In addition, we recorded $14 million of transaction costs related to the sale of our United States yogurt business in the six-month period ended November 23, 2025, compared to $9 million of transaction costs related to the Whitebridge Pet Brands acquisition and the divestitures of our North American yogurt businesses in the same period last year. We recorded $5 million of restructuring charges in cost of sales in the six-month period ended November 23, 2025, compared to $1 million of restructuring charges in cost of sales in the same period in fiscal 2025. Certain compensation and benefit related expenses increased in the six-month period ended November 23, 2025 compared to the same period of fiscal 2025. We recorded $7 million of net gains related to valuation adjustments on certain corporate investments in the six-month period ended November 23, 2025, compared to $4 million of net losses related to valuation adjustments of certain corporate investments in the same period in fiscal 2025.

(5)    Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 23, 2025	Nov. 24, 2024	Nov. 23, 2025	Nov. 24, 2024
Net earnings attributable to General Mills	$413.0	$795.7	$1,617.2	$1,375.6
Average number of common shares – basic EPS	536.4	556.9	538.8	558.7
Incremental share effect from: (a)
Stock options	0.1	1.9	0.2	1.7
Restricted stock units and performance share units	0.8	1.6	1.0	1.8
Average number of common shares – diluted EPS	537.3	560.4	540.0	562.2
Earnings per share – basic	$0.78	$1.43	$3.00	$2.46
Earnings per share – diluted	$0.78	$1.42	$3.00	$2.45
(a)Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)    The effective tax rate for the second quarter of fiscal 2026 was 23.3 percent compared to 20.1 percent for the second quarter of fiscal 2025. The 3.2 percentage point increase was primarily due to unfavorable earnings mix by jurisdiction in fiscal 2026 and certain nonrecurring discrete tax benefits in fiscal 2025. Our effective tax rate excluding certain items affecting comparability was 23.3 percent in the second quarter of fiscal 2026, compared to 20.1 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 3.2 percentage point increase was primarily due to unfavorable earnings mix by jurisdiction in fiscal 2026 and certain nonrecurring discrete tax benefits in fiscal 2025.

The effective tax rate for the six-month period ended November 23, 2025, was 24.9 percent compared to 20.9 percent in the same period last year. The 4.0 percentage point increase was primarily due to certain unfavorable tax components related to the sale of our United States yogurt business, unfavorable earnings mix by jurisdiction in fiscal 2026, and certain nonrecurring discrete tax benefits in fiscal 2025. Our effective tax rate excluding certain items affecting comparability was 23.7 percent in the six-month period ended November 23, 2025, compared to 20.9 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 2.8 percentage point increase is primarily due to unfavorable earnings mix by jurisdiction in fiscal 2026 and certain nonrecurring discrete tax benefits in fiscal 2025.

(7)    We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors, and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2026 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring and transformation charges, transaction and acquisition integration costs, acquisitions, divestitures, mark-to-market effects, and a 53rd week. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring and transformation actions throughout fiscal 2026. The unavailable information could have a significant impact on our fiscal 2026 GAAP financial results.

For fiscal 2026, we currently expect: the net impact from foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions and divestitures completed in fiscal 2025 and in the first quarter of fiscal 2026, and a 53rd week to reduce net sales growth by approximately 4 percent; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring and transformation charges and transaction and acquisition integration costs related to actions previously announced to total approximately $160 million to $165 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures gain
Divestitures gain recorded in fiscal 2026 related to the sale of our United States yogurt business in fiscal 2026 and Canada yogurt business in fiscal 2025. Please see Note 2.

CPW asset impairments, transaction costs, and restructuring charges
CPW non-cash goodwill impairment charge related to the Australian market, and other asset impairment charges and transaction costs related to certain assets held for sale recorded in fiscal 2026. CPW restructuring charges related to previously announced restructuring actions in fiscal 2025.

Restructuring and transformation charges
Restructuring and transformation charges related to supply chain actions and previously announced actions recorded in fiscal 2026. Restructuring charges related to previously announced restructuring actions recorded in fiscal 2025. Please see Note 3.

Other intangible assets impairment
Non-cash impairment charge related to our Uncle Toby's brand intangible asset in fiscal 2026. Please see Note 3.

Transaction costs
Fiscal 2026 transaction costs related to the sale of our United States yogurt business. Fiscal 2025 transaction costs related to the Whitebridge Pet Brands acquisition and the sale of our North American yogurt businesses. Please see Note 2.

Investment activity, net
Valuation adjustments of certain corporate investments in fiscal 2026 and fiscal 2025.

Mark-to-market effects
Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Acquisition integration costs
Integration costs related to the Whitebridge Pet Brands acquisition in fiscal 2025 and the acquisition of a pet food business in Europe in fiscal 2024 recorded in fiscal 2026 and fiscal 2025. Please see Note 2.

Project-related costs
Restructuring initiative project-related costs related to previously announced restructuring actions recorded in fiscal 2025.

Adjusted Operating Profit Growth and Related Constant-currency Growth Rate
This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.
Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Six-Month Period Ended
In Millions	Nov. 23, 2025	Nov. 24, 2024	Change	Nov. 23, 2025	Nov. 24, 2024	Change
Operating profit as reported	$728.0	$1,077.9	(32)%	$2,453.8	$1,909.4	29%
Divestitures gain	—	—		(1,054.4)	—
Restructuring and transformation charges	72.2	1.3		90.5	4.2
Other intangible assets impairment	52.9	—		52.9	—
Transaction costs	2.5	8.9		14.3	8.9
Investment activity, net	(6.9)	2.8		(7.1)	3.2
Mark-to-market effects	(4.0)	(29.4)		4.5	(0.6)
Acquisition integration costs	3.1	2.3		4.5	3.9
Project-related costs	—	0.1		—	0.2
Adjusted operating profit	$847.7	$1,064.0	(20)%	$1,558.9	$1,929.3	(19)%
Foreign currency exchange impact			Flat			Flat
Adjusted operating profit growth, on a constant-currency basis			(20)%			(19)%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rate
This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.
The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Six-Month Period Ended
Per Share Data	Nov. 23, 2025	Nov. 24, 2024	Change	Nov. 23, 2025	Nov. 24, 2024	Change
Diluted earnings per share, as reported	$0.78	$1.42	(45)%	$3.00	$2.45	22%
Divestitures gain	—	—		(1.43)	—
CPW asset impairments and transaction costs	0.16	—		0.18	—
Restructuring and transformation charges	0.10	0.01		0.13	0.01
Other intangible assets impairment	0.07	—		0.07	—
Transaction costs	—	0.01		0.02	0.01
Investment activity, net	(0.01)	—		(0.01)	—
Mark-to-market effects	—	(0.04)		0.01	—
Acquisition integration costs	—	0.01		—	0.01
Adjusted diluted earnings per share	$1.10	$1.40	(21)%	$1.96	$2.47	(21)%
Foreign currency exchange impact			Flat			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			(21)%			(21)%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Nov. 23, 2025		Nov. 24, 2024
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,692.5	34.8%	$1,931.1	36.9%
Restructuring and transformation charges	3.0	0.1%	0.1	—%
Mark-to-market effects	(4.0)	(0.1)%	(29.4)	(0.6)%
Project-related costs	—	—%	0.1	—%
Adjusted gross margin	$1,691.6	34.8%	$1,902.0	36.3%

Operating profit as reported	$728.0	15.0%	$1,077.9	20.6%
Restructuring and transformation charges	72.2	1.5%	1.3	—%
Other intangible assets impairment	52.9	1.1%	—	—%
Transaction costs	2.5	0.1%	8.9	0.2%
Investment activity, net	(6.9)	(0.1)%	2.8	0.1%
Mark-to-market effects	(4.0)	(0.1)%	(29.4)	(0.6)%
Acquisition integration costs	3.1	0.1%	2.3	—%
Project-related costs	—	—%	0.1	—%
Adjusted operating profit	$847.7	17.4%	$1,064.0	20.3%

Net earnings attributable to General Mills as reported	$413.0	8.5%	$795.7	15.2%
CPW asset impairments, transaction costs, and restructuring charges	86.1	1.8%	0.1	—%
Restructuring and transformation charges, net of tax (b)	55.5	1.1%	1.0	—%
Other intangible assets impairment, net of tax (b)	40.0	0.8%	—	—%
Transaction costs, net of tax (b)	1.9	—%	6.9	0.1%
Investment activity, net, net of tax (b)	(5.3)	(0.1)%	2.2	—%
Mark-to-market effects, net of tax (b)	(3.0)	(0.1)%	(22.7)	(0.4)%
Acquisition integration costs, net of tax (b)	2.3	—%	1.8	—%
Project-related costs, net of tax (b)	—	—%	0.1	—%
Adjusted net earnings attributable to General Mills	$590.6	12.2%	$785.2	15.0%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Net sales less cost of sales.
(b)See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Six-Month Period Ended
In Millions	Nov. 23, 2025		Nov. 24, 2024
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$3,225.3	34.4%	$3,619.9	35.9%
Restructuring and transformation charges	5.0	0.1%	0.8	—%
Mark-to-market effects	4.5	—%	(0.6)	—%
Project-related costs	—	—%	0.2	—%
Adjusted gross margin	$3,234.9	34.5%	$3,620.4	35.9%

Operating profit as reported	$2,453.8	26.2%	$1,909.4	18.9%
Divestitures gain	(1,054.4)	(11.2)%	—	—%
Restructuring and transformation charges	90.5	1.0%	4.2	—%
Other intangible assets impairment	52.9	0.6%	—	—%
Transaction costs	14.3	0.2%	8.9	0.1%
Investment activity, net	(7.1)	(0.1)%	3.2	—%
Mark-to-market effects	4.5	—%	(0.6)	—%
Acquisition integration costs	4.5	—%	3.9	—%
Project-related costs	—	—%	0.2	—%
Adjusted operating profit	$1,558.9	16.6%	$1,929.3	19.1%

Net earnings attributable to General Mills as reported	$1,617.2	17.2%	$1,375.6	13.6%
Divestitures gain, net of tax (b)	(777.5)	(8.3)%	—	—%
CPW asset impairments, transaction costs, and restructuring charges	97.9	1.0%	0.2	—%
Restructuring and transformation charges, net of tax (b)	69.6	0.7%	3.2	—%
Other intangible assets impairment, net of tax (b)	40.0	0.4%	—	—%
Transaction costs, net of tax (b)	11.0	0.1%	6.9	0.1%
Investment activity, net, net of tax (b)	(5.5)	(0.1)%	2.5	—%
Mark-to-market effects, net of tax (b)	3.5	—%	(0.5)	—%
Acquisition integration costs, net of tax (b)	3.4	—%	3.0	—%
Project-related costs, net of tax (b)	—	—%	0.2	—%
Adjusted net earnings attributable to General Mills	$1,059.6	11.3%	$1,391.1	13.8%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Net sales less cost of sales.
(b)See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Nov. 23, 2025
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(21)%	Flat	(21)%
International	19%	(10) pts	30%
North America Pet	(12)%	Flat	(12)%
North America Foodservice	(12)%	Flat	(12)%
Total segment operating profit	(18)%	Flat	(18)%

	Six-Month Period Ended Nov. 23, 2025
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(22)%	Flat	(22)%
International	111%	3 pts	107%
North America Pet	(9)%	Flat	(9)%
North America Foodservice	(8)%	Flat	(8)%
Total segment operating profit	(17)%	Flat	(17)%
Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 23, 2025		Nov. 24, 2024		Nov. 23, 2025		Nov. 24, 2024
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$617.8	$143.9	$967.1	$194.8	$2,225.9	$554.8	$1,688.9	$352.2
Divestitures gain	—	—	—	—	(1,054.4)	(276.9)	—	—
Restructuring and transformation charges	72.2	16.6	1.3	0.3	90.5	20.9	4.2	1.0
Other intangible assets impairment	52.9	12.9	—	—	52.9	12.9	—	—
Transaction costs	2.5	0.6	8.9	2.0	14.3	3.3	8.9	2.0
Investment activity, net	(6.9)	(1.5)	2.8	0.6	(7.1)	(1.6)	3.2	0.7
Mark-to-market effects	(4.0)	(1.0)	(29.4)	(6.7)	4.5	1.0	(0.6)	(0.1)
Acquisition integration costs	3.1	0.7	2.3	0.5	4.5	1.0	3.9	0.9
Project-related costs	—	—	0.1	0.1	—	—	0.2	0.1
As adjusted	$737.5	$172.2	$953.2	$191.6	$1,331.0	$315.4	$1,708.8	$356.9
Effective tax rate:
As reported		23.3%		20.1%		24.9%		20.9%
As adjusted		23.3%		20.1%		23.7%		20.9%
Sum of adjustments to income taxes		$28.3		$(3.2)		$(239.4)		$4.6
Average number of common shares - diluted EPS		537.3		560.4		540.0		562.2
Impact of income tax adjustments on adjusted diluted EPS		$(0.05)		$0.01		$0.44		$(0.01)
Note: Table may not foot due to rounding.
(a)Earnings before income taxes and after-tax earnings from joint ventures.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.